SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                  13D-1(b), (c) AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2
                                (Amendment No.__ )*


                                 ENUCLEUS, INC.
                                (Name of Issuer)

                          Common Stock, par value $.001
                         (Title of Class of Securities)

                                    293876306
                                 (CUSIP Number)


                               September 15, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [   ]    Rule 13d-1(b)

         [x  ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)


-----------------------

              *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 293876306                     13G                   PAGE 2 OF 11 PAGES
--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SIGMA OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [x]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF                5.       SOLE VOTING POWER                  2,525,000
  SHARES                   -----------------------------------------------------
  BENEFICIALLY             6.       SHARED VOTING POWER                0
  OWNED BY                 -----------------------------------------------------
  EACH                     7.       SOLE DISPOSITIVE POWER             2,525,000
  REPORTING                -----------------------------------------------------
  PERSON WITH              8.       SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,525,000
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.0%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO-LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------

CUSIP NO. 293876306                   13G                     PAGE 3 OF 11 PAGES
--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SIGMA CAPITAL ADVISORS, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [x]
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF                5.       SOLE VOTING POWER                  2,525,000
 SHARES                   -----------------------------------------------------
 BENEFICIALLY             6.       SHARED VOTING POWER                0
 OWNED BY                 -----------------------------------------------------
 EACH                     7.       SOLE DISPOSITIVE POWER             2,525,000
 REPORTING                -----------------------------------------------------
 PERSON WITH              8.       SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,525,000
--------------------------------------------------------------------------------
 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.0%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO-LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------

CUSIP NO. 293876306                   13G                     PAGE 4 OF 11 PAGES
--------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SIGMA CAPITAL PARTNERS, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [x]
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF                5.       SOLE VOTING POWER                  2,825,000
 SHARES                   -----------------------------------------------------
 BENEFICIALLY             6.       SHARED VOTING POWER                0
 OWNED BY                 -----------------------------------------------------
 EACH                     7.       SOLE DISPOSITIVE POWER             2,825,000
 REPORTING                -----------------------------------------------------
 PERSON WITH              8.       SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,825,000
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON ((SEE INSTRUCTIONS)

         OO-LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------

CUSIP NO. 293876306                   13G                     PAGE 5 OF 11 PAGES
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         THOM WAYE
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [x]
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
 NUMBER OF                5.       SOLE VOTING POWER                  2,825,000
 SHARES                   -----------------------------------------------------
 BENEFICIALLY             6.       SHARED VOTING POWER                0
 OWNED BY                 -----------------------------------------------------
 EACH                     7.       SOLE DISPOSITIVE POWER             2,825,000
 REPORTING                -----------------------------------------------------
 PERSON WITH              8.       SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,825,000
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON ((SEE INSTRUCTIONS)

         IN

--------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  eNucleus, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4000 Main Street, Suite 214, Bay Harbor, Michigan 49770

ITEM 2(A).        NAME OF PERSON FILING:

                  (i)      Sigma Opportunity Fund, LLC
                  (ii)     Sigma   Capital  Advisors, LLC, which  serves  as the
                             managing member of Sigma Opportunity Fund, LLC
                  (iii)    Sigma Capital Partners, LLC, which is the sole member
                             of Sigma Capital Advisors, LLC
                  (iv)     Thom Waye,  a United  States citizen, who is the sole
                             member of Sigma Capital Partners, LLC.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Each of the reporting persons has a business address of:

                  800 Third Avenue, Suite 1701, New York, New York 10022.

ITEM 2(C).        CITIZENSHIP:

                  (i)      Sigma Opportunity Fund, LLC--Delaware
                  (ii)     Sigma Capital Advisors, LLC--Delaware
                  (iii)    Sigma Capital Partners, LLC--Delaware
                  (iv)     Thom Waye--United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001

ITEM 2(E).        CUSIP NUMBER:

                  293876306

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b)        [ ] Bank as  defined  in  Section  3(a)  (6) of the
                             Exchange Act.

                  (c)        [ ]  Insurance  company as defined in Section  3(a)
                             (19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b) (1) (ii) (E).

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3
                             (c) (14) of the Investment Company Act.

                  (j)        [ ] Group,  in  accordance  with Rule 13d-1 (b) (1)
                             (ii) (J).

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

(i) Sigma Opportunity Fund, LLC
            (a)  Amount Beneficially Owned:                            2,525,000
            (b)  Percent of Class:                                          6.0%
            (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:      2,525,000
                  (ii)  shared power to vote or to direct vote:                0
                  (iii) sole power to dispose or to direct the
                        disposition of:                                2,525,000
                  (iv)  shared power to dispose or to direct the
                        disposition of:                                        0

(ii) Sigma Capital Advisors, LLC
            (a)  Amount Beneficially Owned:                            2,525,000
            (b)  Percent of Class:                                          6.0%
            (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:      2,525,000
                  (ii)  shared power to vote or to direct vote:                0
                  (iii) sole power to dispose or to direct the
                        disposition of:                                2,525,000
                  (iv)  shared power to dispose or to direct the
                        disposition of:                                        0

(iii) Sigma Capital Partners, LLC
            (a)  Amount Beneficially Owned:                            2,825,000
            (b)  Percent of Class:                                          6.7%
            (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:      2,825,000
                  (ii)  shared power to vote or to direct vote:                0
                  (iii) sole power to dispose or to direct the
                        disposition of:                                2,825,000
                  (iv)  shared power to dispose or to direct the
                        disposition of:                                        0

(iv)     Thom Waye
            (a)  Amount Beneficially Owned:                            2,825,000
            (b)  Percent of Class:                                          6.7%
            (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:      2,825,000
                  (ii)  shared power to vote or to direct vote:                0
                  (iii) sole power to dispose or to direct the
                        disposition of:                                2,825,000
                  (iv)  shared power to dispose or to direct the
                        disposition of:                                        0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE  THAN FIVE  PERCENT ON  BEHALF  OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 26, 2005

                                    SIGMA OPPORTUNITY FUND, LLC

                           BY:      SIGMA CAPITAL ADVISORS, LLC, managing member

                                    /s/ Thom Waye
                                    ------------------------------------
                                              (Signature)

                                              THOM WAYE, MANAGER
                                    ------------------------------------
                                              (Name/Title)


                                    SIGMA CAPITAL ADVISORS, LLC

                                    /s/ Thom Waye
                                    ------------------------------------
                                              (Signature)



                                              THOM WAYE, MANAGER
                                    ------------------------------------
                                              (Name/Title)


                                    SIGMA CAPITAL PARTNERS, LLC

                                    /s/ Thom Waye
                                    ------------------------------------
                                              (Signature)



                                              THOM WAYE, SOLE MEMBER
                                    ------------------------------------
                                              (Name/Title)


                                    /s/ Thom Waye
                                    ------------------------------------
                                              (Signature)

                                              THOM WAYE
                                    ------------------------------------
                                              (Name/Title)





    ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).